Exhibit 10.66

STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT (the “Agreement”) is made and entered into as of October 20, 2023 (the “Effective Date”) by and between Signing Day Sports, Inc., a corporation organized under the laws of the State of Delaware with a place of business at 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255 (“SDS”), and SAJE Enterprises LLC (DBA Elite Development Program Soccer), a limited liability company formed under the laws of New Jersey with a place of business at 8 Cornwall Court, East Brunswick, NJ 08816 (“EDP”). EDP and SDS are also each referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

Recitals:

A. EDP offers leagues, tournaments, and similar events to soccer clubs, teams, athletes, and their parents (collectively, the “EDP Events” and each an “EDP Event”). EDP currently services more than 1,050 clubs, more than 7,700 league teams, and more than 5,500 tournament teams totaling more than 150,000 athletes both male and female.

B. SDS offers a web and app-based technology platform service to help athletes get discovered and recruited by coaches (the “SDS Platform”) by empowering athletes with industry leading technology to post information concerning their athletic statistics and capabilities and to post videos showing their athletic performances. SDS also provides an educational service via the app platform on how to navigate the recruiting process.

C. The Parties are entering into this Agreement to provide for, among other things, (i) their collaboration on joint marketing and promotion of EDP Events and the SDS Platform, (ii) SDS’s provision of licenses to the SDS Platform for EDP Referrals (defined below), and (iii) the sharing of revenue from EDP Referrals. As used in this Agreement, the term “EDP Referral” means an individual whom EDP and SDS enrolls to a 1-year subscription license for the SDS Platform as a result of an EDP referral or a referral from the EDP club, team, coaching database.

Agreed Terms:

NOW, THEREFORE, in consideration of the mutual promises, covenants, terms, and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Term; Termination.

(a) Term. The initial term of this Agreement (“Initial Term”) shall be one (1) year commencing on the Effective Date, unless terminated earlier as provided in Section 1(b) below or elsewhere in this Agreement. At the conclusion of the Initial Term (unless the Agreement has been terminated earlier as provided in this Agreement), this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”), unless either Party gives the other written notice of non-renewal at least ninety (90) days before the end of the Initial Term or a Renewal Term (as the case may be) and subject to earlier termination as provided in this Agreement. As used in this Agreement, the term “Term” shall mean the Initial Term together with any Renewal Terms (if any).

(b) Termination Rights. Notwithstanding anything to the contrary in this Agreement, either Party may immediately terminate this Agreement upon written notice to the other Party if the other Party has materially breached any of its obligations of this Agreement and either that material breach cannot be cured or, if the breach can be cured, it is not cured by the breaching Party within thirty (30) days following the breaching Party’s receipt of notice of such breach from the non-breaching Party. The non-breaching Party’s right to terminate under this Section 1(b) is in addition to any other remedies for such material breach that may be provided in this Agreement, at law, or in equity.

(c) Right of First Negotiation. EDP agrees that upon the expiration or termination of this Agreement and before entering into any similar agreement with another recruiting platform provider thereafter, EDP shall offer to SDS the opportunity to either renew or extend this Agreement or enter into a new similar agreement with SDS and negotiate in good faith with SDS for a minimum of ninety (90) days giving SDS an opportunity to match the terms of any third party recruiting platform provider.

2. SDS, EDP, and Joint Obligations.

(a) SDS Obligations. In addition to any other obligations of SDS stated in this Agreement:

(i)	SDS will provide a 1-year subscription license to the SDS Platform to each EDP Referral. SDS will honor the one (1) year length of such subscription license provided to an EDP Referral notwithstanding the expiration or termination of this Agreement before the end of such license;

(ii)	SDS will provide a 1-year activation product code to the SDS Platform for each EDP Referral no later than one business day after EDP provides SDS with such team, club, or athletes contact information.

(iii)	SDS will host Player Profile data within the SDS Platform for the length of the 1-year subscription license associated with the Player Profile, and, for the period in which such data is hosted within the SDS Platform, maintain the integrity of that data;

(iv)	SDS will work directly with the clubs, teams, and athletes after the referral process is completed to implement all features of the SDS product;

(v)	SDS will endeavor to create and maintain social graphics to be used to promote Player Profiles via the SDS Platform and EDP Events;

(vi)	SDS will make reasonable feature modifications within the technology platform based upon input from EDP. Any such modifications must be agreed upon by SDS prior to implementation;

(vii)	SDS will make no representations or warranties concerning EDP or any products or services EDP provides, unless EDP expressly authorizes SDS in writing that it can make such warranty or representation, and EDP may withhold such authorization in its sole discretion.

(viii)	Provide direct access to athlete data including college coaching data to EDP;

(ix)	SDS will include EDP branding at all SDS-run soccer events including marketing materials; and

(x)	SDS will include EDP branding on its SDS website at a mutually-agreed-upon location.

(b) EDP Obligations. In addition to any other obligations of EDP stated in this Agreement:

(i)	EDP will present a one year subscription license to the SDS platform for all of its clubs, teams, coaches to be directly offered and presented to their individual age appropriate players / families at a discounted rate of $125 per player. Any athlete who enrolls with SDS from this process shall become an EDP Referral. Additionally, the club has the opportunity to charge EDP Referrals up to an additional $124.99 above the $125 discounted subscription agreement fee for every subscription if they choose to or alternately pass the entire discounted benefit through to their players / families.

(ii)	EDP will advise and assist SDS regarding improvements to the SDS Platform specific to soccer;

(iii)	EDP will include advertisements for the SDS Platform and information on how persons can subscribe to the SDS Platform in emails and written materials related to EDP Events that EDP distributes to customers and prospective customers;

(iv)	EDP will permit SDS representatives to present information on the SDS Platform at EDP Events;

(v)	EDP will implement SDS video verification and interview processes at the EDP events and tournaments;

(vi)	EDP will give SDS direct access to all data relating to potential SDS sales or features such as existing customer contact information.

(vii)	EDP will list, for the duration of the Term, SDS as “Our Exclusive Recruiting Platform Provider” on EDP’s website https://www.edpsoccer.com/ and on all other websites that EDP owns or operates.

(viii)	EDP will make no representations or warranties concerning SDS, the SDS Platform, or any other products or services SDS provides, unless SDS expressly authorizes EDP in writing that it can make such warranty or representation, and SDS may withhold such authorization in its sole discretion.

(c) Joint Obligations. In addition to any other obligations of the Parties, or either of them individually, stated in this Agreement:

(i)	The Parties will issue a joint press release regarding their collaboration as set forth in this Agreement. The content of that joint press release will be mutually agreeable to each Party. The Parties shall issue that joint press release no later than three (3) days following the Effective Date;

(ii)	The Parties will jointly create emails, digital ads, and social media posts regarding and in furtherance of their collaboration as provided in this Agreement, which each Party will issue through its regular channels and to its typical target audiences for its own products and services. The content of these jointly created emails, digital ads, and social media posts shall be mutually agreeable to each Party. The costs to create these jointly created emails, digital ads, and social media posts shall be agreed upon by both parties;

(iii)	The Parties will jointly create and maintain SDS and EDP co-branded educational content (supported by SDS), including content for athletes and parents regarding training, development, and recruiting. The costs to create and maintain this co-branded educational content shall be agreed upon by both parties;

(iv)	The Parties will jointly develop and implement mutually agreeable measures that are reasonably appropriate to provide for complying with all legal requirements, including data privacy laws, pertaining to the Parties’ jointly created advertisements, emails, social media posts, and educational content described in this Section 2(c)(iv) and the sharing of any data between the Parties pertaining to payment information, EDP Referrals, parents of EDP Referral, or any other customers or clients of either Party; and

(v)	The Parties will endeavor to promote each other through collaborative marketing campaigns, and each Party will work in good faith to fulfill all of its joint and individual obligations under this Agreement.

(vi)	During the Term and thereafter, each Party covenants that it shall not make, participate in the making of, or encourage any other person to make, any statement, whether written, oral or otherwise, that criticizes, disparages or defames the other Party, any of its affiliates or any of their respective representatives. Notwithstanding the foregoing, nothing in this Agreement shall prohibit a Party from making truthful statements when required by law or by order of any court or other governmental agency, legislative body or other body having jurisdiction to legally compel such statements, or as otherwise may be required by law or legal process. Each Party agrees to immediately notify the other in the event that any such legally compelled disclosure is anticipated or required.

3. Mutual Limited Trademark License Grants.

(a) SDS’s Limited Trademark License Grant to EDP. Subject to SDS’s pre-approval in writing and any trademark usage guidelines that SDS may adopt or amend from time to time in its sole discretion, and the terms and conditions of this Agreement, SDS hereby grants to EDP a non-exclusive, non-transferable, and non-sublicensable license to use, within the United States for the Term and solely in connection with the advertisements, posting, communications, and educational content provided for in this Agreement and for no other purpose or use, all of SDS trademark(s), whether registered or unregistered, including the listed registrations and applications and any registrations, which may be granted pursuant to such applications. On expiration or earlier termination of this Agreement or upon SDS’s request, EDP shall promptly discontinue the display and use of all SDS trademarks. Upon expiration or earlier termination of this Agreement or SDS’s request, EDP rights under this Section 3(a) shall cease immediately. Other than the express license granted by this Section 3(a), SDS grants no right or license to EDP, by implication, estoppels, or otherwise, to any intellectual property rights of SDS or its affiliates.

(b) EDP’s Limited Trademark License Grant to SDS. Subject to EDP’s pre-approval in writing and any trademark usage guidelines that EDP may adopt or amend from time to time in its sole discretion, and the terms and conditions of this Agreement, EDP hereby grants to SDS a non-exclusive, non-transferable, and non-sublicensable license to use, within the United States for the Term and solely in connection with the advertisements, posting, communications, and educational content provided for in this Agreement and for no other purpose or use, all of EDP trademark(s), whether registered or unregistered, including the listed registrations and applications and any registrations, which may be granted pursuant to such applications. On expiration or earlier termination of this Agreement or upon EDP’s request, SDS shall promptly discontinue the display and use all of EDP’s trademarks. Upon expiration or earlier termination of this Agreement or EDP’s request, SDS rights under this Section 3(b) shall cease immediately. Other than the express license granted by this Section 3(b), EDP grants no right or license to SDS, by implication, estoppels, or otherwise, to any intellectual property rights of EDP or its affiliates.

4. Governance Committee. Promptly after the Effective Date, the Parties shall form a committee to be comprised of two members of each Party (the “Governance Committee”). The Governance Committee shall meet at least quarterly during the Term. The purpose of the Governance Committee is to establish mutual milestones and plans for meeting such milestones as relates to EDP Referrals.

5. Payments, sales, and Revenue Sharing.

(a) EDP shall promptly, and in any event within seven business days following each month end, remit to SDS $125.00 for each EDP Referral resulting from the sale during the prior month of an SDS subscription pursuant to Section 2(b) of this Agreement.

(b) So long as this Agreement has not been sooner terminated in accordance with its terms, on each of January 1, 2024, January 1, 2025, and January 1, 2026, SDS shall pay $75,000 to EDP to ensure that EDP has sufficient dedicated staff and resources to perform its obligations under this Agreement.

(c) SDS shall share the applicable percentage of its revenue resulting from EDP Referrals with EDP as follows:

For EDP Referrals resulting in total revenue to SDS from $0 of up to $1,000,000 SDS will pay EDP a six percent (6%) revenue share;

For EDP Referrals resulting in total revenue to SDS from $1,000,001 of up to $2,000,000 SDS will pay EDP an eight percent (8%) revenue share;

For EDP Referrals resulting in total revenue to SDS from $2,000,001 to up to $4,000,000, SDS will pay EDP an ten percent (10%) revenue share;

For EDP Referrals resulting in total revenue to SDS from $4,000,001 to up to $6,000,000 SDS will pay EDP a twelve percent (12%) revenue share;

For EDP Referrals resulting in total revenue to SDS in excess of $6,000,000, SDS will pay EDP a fifteen percent (15%) revenue share; and

At the time EDP referral revenue reaches $6,000,000, SDS will remit to EDP an additional bonus gross proceeds totaling $200,000.00.

For example, if EDP Referrals total $7,000,000, then EDP would receive a total referral fee of $930,000 calculated as follows:

(i) 6% of $1,000,000 = $60,000

(ii) ($2,000,000 - $1,000,000 = $1,000,000) * 8% = $80,000

(iii) ($4,000,000 – $2,000,000 = $2,000,000) * 10% = $200,000

(iv) ($6,000,000 – $4,000,000 = $2,000,000) * 12% = $240,000

(v) ($7,000,000 - $6,000,000 = $1,000,000) * 15% = $150,000

(vi) $6,000,000 revenue bonus met = $200,000

$60,000 + $80,000 + $200,000 + $240,000 + $150,000 + $200,000 = $930,000

Notwithstanding the expiration or termination of this Agreement, SDS shall continue to make all referral fee payments for revenue generated from EDP Referrals under this Section 5(c) for the life of the 1-year subscription license to the SDS Platform associated with such EDP Referrals.

SDS will send EDP all referral fees calculated in accordance with Section 5(c) each month during the Term no later than the fifteenth day following the end of such month. With SDS’ delivery of the monthly referral fee for a month, SDS shall include a statement of how it calculated the amount of such payment. Such statement shall include the number of EDP Referrals that SDS has enrolled.

(d) During the Term and the eighteen months following the end of the Term, EDP shall keep complete and accurate books, accounts, and records according to United States Generally Accepted Accounting Principles of EDP Referrals whom it enrolls to the SDS Platform and license subscription fees for the SDS Platform charged to and paid by the EDP Referrals and SDS shall keep complete and accurate books, accounts, and records according to United States Generally Accepted Accounting Principles of referral fees owed to EDP and amounts paid to EDP. At any time during the Term and the eighteen months thereafter, each Party shall have the right to examine and audit those books, accounts, and records through an accredited representative, upon reasonable notice to the other Party and not more frequently than quarterly, all at the requesting Party’s expense.

(e) SDS will develop a tracking/auditing system for the reconciliation of monthly payments from EDP to SDS for activated players on the SDS Platform and for referral fees from SDS back to EDP.

6. Exclusive Provider of Athlete Recruitment Technology to EDP. During the Term, EDP shall not: (a) use, promote, recommend, or endorse any athlete recruitment technology (other than the SDS Platform) substantially similar to the SDS Platform, (b) promote, endorse, engage, collaborate with, or participate in co-branding with any entity (other than SDS) that provides athlete recruitment technology substantially similar to the SDS Platform; or (c) provide, for its own use, the use of any of its customers or clients, or the use by any other entity, any athlete recruitment technology (other than the SDS Platform) that is substantially similar to the SDS Platform. Furthermore, during the Term, SDS shall be recognized as the Exclusive Recruiting Platform Provider of all EDP tournaments, events, clinics and activities.

7. Non-Solicitation of A Party’s Employees. During the Term and for a period of one (1) year immediately thereafter, a Party shall not solicit or recruit for employment, cause to be solicited for employment, or attempt to solicit or recruit for employment, any employee or independent contractor of the other Party who had substantial involvement with matters under this Agreement, except with the other Party’s prior written consent.

8. Compliance with Laws. Each Party shall at all times comply with all applicable laws, statutes, ordinances, rules, regulations, and orders in performing its obligations under this Agreement, including, but not limited to, applicable privacy laws.

9. Confidential Information.

(a) Each Party acknowledges that, in connection with this Agreement, one Party may be provided with Confidential Information by the other Party. As used in this Agreement, “Confidential Information” means any non-public information disclosed or made available by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with the Parties’ relationship under this Agreement that the Disclosing Party considers to be confidential. Confidential Information includes, but is not limited to, code, technology, know-how, ideas, algorithms, testing procedures, structure, interfaces, specifications, documentation, bugs, problem reports, analysis and performance information, other technical, business, product, marketing and financial information, plans, technical information, designs, procedures, processes, configurations, formulas, discoveries, inventions, improvements, concepts, ideas, new product, program, and promotional ideas, research and development, proprietary research data, techniques, instruction manuals, training materials, recipes, marketing plans and studies, pricing and sales information, the identity of and information concerning actual or potential customers, other commercial information and data, business partner and employee information, and like information of, or provided by or on behalf of, the Disclosing Party to the Receiving Party. Confidential Information of a Disclosing Party does not include information that the Receiving Party can document: (i) is or becomes generally and freely publicly available through no fault of the Receiving Party, (ii) the Receiving Party has otherwise rightfully obtained from a third-party who is not under any restriction to maintain its confidentiality, or (iii) was lawfully known or obtained by Receiving Party prior to its receipt from the Disclosing Party.

(b) A Receiving Party shall protect a Disclosing Party’s Confidential Information from unauthorized use, disclosure, publication, or dissemination using at least the same degree of care that it uses to protect its own confidential information of similar importance, and in no event less than reasonable care. The Receiving Party shall use the Disclosing Party’s Confidential Information only in connection with matters contemplated by this Agreement. The Receiving Party shall not disclose Confidential Information of the Disclosing Party or any parts thereof, except (i) to its employees, contractors, or service providers (“Representatives”) who need to know it to facilitate the Receiving Party’s performance of its obligations under the Agreement and who are bound to confidentiality obligations at least as protective as those set forth herein and further provided that the Receiving Party shall instruct and require all such Representatives to maintain the confidentiality of the Confidential Information or (ii) if required by applicable law or regulation or valid legal process, provided, however, that the Receiving Party shall, to the extent practicable, provide the Disclosing Party with prompt notice of such request, requirement, or legal process to enable the Disclosing Party to, at its sole expense, (1) seek an appropriate protective order or other remedy, (2) consult with the Receiving Party with respect to steps for the Disclosing Party to take to resist or narrow the scope of such request or legal process, or (3) waive compliance, in whole or in part, with the confidentiality provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the confidentiality provisions of this Agreement, the Receiving Party shall use commercially reasonable efforts to disclose only that portion of the Disclosing Party’s Confidential Information which is legally required to be disclosed.

(c) At a Disclosing Party’s option, the Receiving Party shall return or destroy any and all documents and tangible materials, including all copies thereof, that contain, reflect, or incorporate Confidential Information provided to the Receiving Party by the Disclosing Party, including but not limited to all computer programs, documentation, notes, plans, drawings, and copies thereof, immediately upon the earlier of (i) the Disclosing Party’s written request, (ii) termination of the Agreement, or (ii) expiration of the Agreement.

(d) The Parties acknowledge and agree that money damages may not be an adequate remedy for a breach of Section 9 of this Agreement, and that such breach could cause irreparable harm to the Disclosing Party, and that the Disclosing Party is entitled to seek equitable relief (including, without limitation, injunctive relief) for any such breach, in addition to any other remedies available at law.

(e) The Parties acknowledge that the existence and terms of this Agreement may be disclosed by SDS if, on the advice of its counsel, it is required to do so in connection with any public offering of its securities or if required by applicable federal securities laws.

10. Limitations of Liability.

(a) EXCEPT AS PROHIBITED BY LAW, IN NO EVENT SHALL SDS BE LIABLE TO EDP OR TO ANY OF THE CUSTOMERS OR CLIENTS OF EDP FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES OF ANY KIND OR NATURE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SDS’S BREACH THEREOF OR CONNECTED WITH OR RESULTING FROM ANY OF THE SERVICES OR PRODUCTS PROVIDED BY SDS IN CONNECTION WITH THE AGREEMENT, WHETHER SUCH LIABILITY IS BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, EVEN IF SDS HAD BEEN WARNED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

(b) EXCEPT AS PROHIBITED BY LAW, IN NO EVENT SHALL EDP BE LIABLE TO SDS OR TO ANY OF THE CUSTOMERS OR CLIENTS OF SDS FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES OF ANY KIND OR NATURE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EDP’S BREACH THEREOF OR CONNECTED WITH OR RESULTING FROM ANY OF THE SERVICES OR PRODUCTS PROVIDED BY EDP IN CONNECTION WITH THE AGREEMENT, WHETHER SUCH LIABILITY IS BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, EVEN IF EDP HAD BEEN WARNED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

(c) The foregoing provisions in this Section 10 are to allocate the risks of this Agreement between the Parties. This allocation is reflected in the compensation to be paid under this Agreement and is an essential element of the basis of the bargain between the Parties.

11. Indemnification.

(a) By SDS. Subject to the provisions of this Agreement and to the extent enforceable under applicable law, SDS agrees to defend, at its own expense, and to settle any EDP Covered Claim (defined below) by a third-party against an EDP Indemnitee (defined below), and to indemnify and hold harmless such EDP Indemnitee for all costs and damages assessed against it by a final judgment against it on such EDP Covered Claim by a third-party. Notwithstanding SDS’s obligation to defend at its own expense a EDP Covered Claim by a third-party against an EDP Indemnitee as provided in this Section 11(a), the EDP Indemnitee, if it so elects in its sole discretion, may also participate in the defense of such EDP Covered Claim by employing counsel at the EDP Indemnitee’s own expense, without waiving its rights under this Section 11(a). Notwithstanding the foregoing provisions of this Section 11(a), SDS is not obligated to defend, settle, indemnify, or hold harmless any EDP Indemnitee for any claim, suit, demand, damages, loss, or costs of any kind (including attorneys’ fees) to the extent any such claim, suit, demand, damages, loss, or costs of any kind (including attorneys’ fees) is caused by the negligence or willful misconduct of an EDP Indemnitee.

(i)	As used in this Agreement, “EDP Indemnitee” means EDP, any of its subsidiaries or affiliated companies, and any of its or their successors or assigns.

(ii)	As used in this Agreement, “EDP Covered Claim” means any claim, suit, or demand asserted against an EDP Indemnitee(s) by a third-party alleging such third-party has suffered personal injury (including death) or property damage caused by: (1) a material inaccuracy in any of the representations or warranties made by SDS in this Agreement; (2) a breach by SDS of any term, provision, covenant, agreement or condition that SDS is obligated to perform or observe under this Agreement; (3) the misuse of or unauthorized practices regarding regulated data by SDS; or (4) a grossly negligent act or willful misconduct of SDS or any of its employees, agents, or contractors in performing an activity undertaken on SDS’s pursuant to this Agreement.

(b) By EDP. Subject to the provisions of this Agreement and to the extent enforceable under applicable law, EDP agrees to defend, at its own expense, and to settle any SDS Covered Claim (defined below) by a third-party against an SDS Indemnitee (defined below), and to indemnify and hold harmless such SDS Indemnitee for all costs and damages assessed against it by a final judgment against it on such SDS Covered Claim by a third-party. Notwithstanding EDP’s obligation to defend at its own expense an SDS Covered Claim by a third-party against an SDS Indemnitee as provided in this Section 11(b), the SDS Indemnitee, if it so elects in its sole discretion, may also participate in the defense of such SDS Covered Claim by employing counsel at the SDS Indemnitee’s own expense, without waiving its rights under this Section 11(b). Notwithstanding the foregoing provisions of this Section 11(b), EDP is not obligated to defend, settle, indemnify, or hold harmless any SDS Indemnitee for any claim, suit, demand, damages, loss, or costs of any kind (including attorneys’ fees) to the extent any such claim, suit, demand, damages, loss, or costs of any kind (including attorneys’ fees) is caused by the negligence or willful misconduct of an SDS Indemnitee.

(i)	As used in this Agreement, “SDS Indemnitee” means SDS, any of its subsidiaries or affiliated companies, and any of its or their successors or assigns.

(ii)	As used in this Agreement, “SDS Covered Claim” means any claim, suit, or demand asserted against an SDS Indemnitee(s) by a third-party alleging such third-party has suffered personal injury (including death) or property damage caused by: (1) a material inaccuracy in any of the representations or warranties made by EDP in this Agreement; (2) a breach by EDP of any term, provision, covenant, agreement or condition that EDP is obligated to perform or observe under this Agreement; (3) the misuse of or unauthorized practices regarding regulated data by EDP; or (4) a grossly negligent act or willful misconduct of EDP or any of its employees, agents, or contractors in performing an activity undertaken on EDP’s behalf pursuant to this Agreement.

(c) Procedure. Promptly upon obtaining knowledge of any claim, demand, or suit which has given rise to, or could reasonably give rise to a claim, suit, or demand, for which an EDP Indemnitee or SDS Indemnitee, as the case may be (each an “Indemnified Entity”), seeks indemnification under this Agreement (a “Subject Claim”), such Indemnified Entity shall give written notice of the Subject Claim (“Notice of Claim”) to SDS or EDP from whom indemnification is sought, as the case may be (each an “Indemnifying Party”), setting forth the amount of the Subject Claim. The Indemnified Entity shall furnish to the Indemnifying Party, in reasonable detail, in the Notice of Claim such information as it may have with respect to such Subject Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Entity in the performance of the foregoing obligations in this Section 11(c) shall reduce or otherwise affect the obligation of any Indemnifying Party to defend, settle, indemnify or hold the Indemnified Entity harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any liability, damage, loss, claim, suit or demand for which the Indemnified Entity is entitled to be defended, indemnified, or held harmless under this Agreement by the Indemnifying Party.

(d) Additional Terms Regarding Indemnification.

(i)	The Indemnifying Party shall not compromise any Subject Claim against an Indemnified Entity or consent to the entry of any judgment on a Subject Claim against an Indemnified Entity without an unconditional release of all liability of the Indemnified Entity to each claimant or plaintiff, unless the Indemnified Entity authorizes otherwise in writing.

(ii)	The Indemnifying Party shall not be liable for any settlement of any Subject Claim against an Indemnified Entity that is effectuated by the Indemnified Entity without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

(iii)	If any settlement of a Subject Claim for which indemnification has been sought by an Indemnified Entity from an Indemnifying Party is consummated with the written consent of the Indemnifying Party or if there is a final judgment against the Indemnified Entity on a Subject Claim for which indemnification has been sought by an Indemnified Entity from an Indemnifying Party, the Indemnifying Party shall indemnify and hold harmless the Indemnified Entity for any monetary awards (including damages and costs) assessed against the Indemnified Entity by reason of such settlement or judgment to the extent such Subject Claim(s) and the monetary award assessed against the Indemnified Entity are otherwise subject to indemnification by the Indemnified Party hereunder in accordance with, and subject to the limitations of, this Section 11.

(iv)	The rights to a defense, indemnification, and to be held harmless provided under this Section 11 are in addition to, and not in lieu of, other rights, if any, that a Party may have to receive a defense, indemnification, or to be held harmless from or by the other Party.

12. Relationship of the Parties.

(a) Nothing in this Agreement shall be deemed or construed as creating a joint venture, partnership, agency relationship, franchise relationship, or employment relationship between the Parties.

(b) Neither Party, by virtue of this Agreement, has any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party.

(c) Each Party assumes responsibility for the actions of its personnel under this Agreement and will be solely responsible for their supervision, daily direction and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished.

13. Warranty Disclaimers.

(a) THE SDS PLATFORM, ALL UPDATES THERETO, AND ALL CONTENT ON IT OR THEM ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS, AND WITHOUT WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED. THE SDS PLATFORM, ALL UPDATES THERETO, AND ALL CONTENT ON IT OR THEM IS SUBJECT TO CHANGE WITHOUT NOTICE. SDS DOES NOT GUARANTEE THAT THE SDS PLATFORM, ANY UPDATE THERETO, OR ANY CONTENT ON THE SDS PLATFORM OR ANY UPDATE THERETO WILL BE FREE OF BUGS, SECURITY BREACHES, OR VIRUS ATTACKS. EDP AND ITS CLIENTS AND CUSTOMERS ACCESS AND USE THE LICENSED APPLICATION, ANY UPDATE THERETO, AND ANY CONTENT ON THE SDS PLATFORM AND ANY UPDATE THERETO AT ITS OWN RISK.

(b) SDS HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO ALL WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, MISAPPROPRIATION, INTELLECTUAL PROPERTY VIOLATIONS, AND THOSE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, FOR THE SDS PLATFORM, ALL UPDATES THERETO, AND ALL CONTENT ON IT OR THEM.

(c) THERE MAY BE TIMES WHEN THE SDS PLATFORM OR CONTENT ON IT MAY BE UNAVAILABLE, EITHER TEMPORARILY OR PERMANENTLY, DUE TO, FOR EXAMPLE AND WITHOUT LIMITATION, THE NEED TO PERFORM ROUTINE MAINTENANCE, UPGRADING, OR OTHER REASONS. SDS RESERVES THE RIGHT TO DISCONTINUE, CHANGE, SUSPEND, REMOVE AND/OR DISABLE ACCESS TO SDS PLATFORM AND TO ANY CONTENT ON IT AND TO IMPOSE LIMITS ON THE USE OF, OR ACCESS TO THE SDS PLATFORM OR TO ANY OF THE CONTENT ON IT, IN EACH CASE AT ANY TIME AND WITHOUT NOTICE OR LIABILITY. IN NO EVENT WILL SDS BE LIABLE FOR THE DISCONTINUANCE, MODIFICATION, SUSPENSION OR REMOVAL OF, OR DISABLING OF ACCESS TO, THE LICENSED APPLICATION OR ANY CONTENT ON IT AT ANY TIME AND/OR FOR ANY PERIOD OF TIME. ALSO, FROM TIME TO TIME, SDS MAY RESTRICT ACCESS TO SOME PARTS OF, OR ALL OF, THE SDS PLATFORM OR TO THE CONTENT ON IT, INCLUDING TO REGISTERED USERS.

(d) EDP AGREES THAT SDS WILL NOT BE HELD RESPONSIBLE FOR ANY CONSEQUENCES TO EDP OR ANY THIRD PARTY THAT MAY RESULT FROM TECHNICAL PROBLEMS OF THE INTERNET, SLOW CONNECTIONS, TRAFFIC CONGESTION OR OVERLOAD OF OUR OR OTHER SERVERS, IN GENERAL AND TO THE EXTENT THE SDS PLATFORM IS TEMPORARILY NOT FUNCTIONAL BECAUSE OF THAT CONGESTION OR OVERLOAD.

(e) SDS DOES NOT WARRANT, ENDORSE, OR GUARANTEE ANY CONTENT THAT APPEARS IN CONTRIBUTIONS FROM OTHER USERS OF ANY OF OUR PRODUCTS (INCLUDING THE SDS PLATFORM), AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO, AND DISCLAIMS ALL LIABILITY FOR, ANY AND ALL SUCH CONTRIBUTIONS AND CONTENT IN THEM.

(f) EXCEPT AS EXPRESSLY STATED IN SDS’S PRIVACY POLICY, SDS DOES NOT MAKE ANY REPRESENTATIONS, WARRANTIES, OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED, AS TO THE SECURITY OF ANY INFORMATION ANY USER OF THE SDS PLATFORM MAY PROVIDE OR ACTIVITIES A USER MAY ENGAGE IN DURING THE COURSE OF THE USER’S USE OF THE SDS PLATFORM.

14. Intellectual Property Created In Connection with this Agreement. All intellectual property and tangible work product conceived, created, developed, and first reduced to practice during the course of performance of this Agreement and intended to be put on the SDS Platform or related principally to the SDS Platform, regardless of whether such intellectual property or work product was partly or wholly conceived, created, developed, or first reduced to practice by SDS or EDP, including without limitation inventions, technology, designs, works of authorship, technical information, computer software, computer software documentation, copyrights, patents, and patent applications, shall belong to and be the property exclusively of SDS (“Agreement-Related Created Intellectual Property”). EDP will disclose to SDS all Agreement-Related Created Intellectual Property. If not expressly required to be delivered in the Agreement, EDP will deliver to SDS all Agreement-Related Created Intellectual Property upon written request from SDS. EDP hereby irrevocably assigns and promises to assign to SDS all right, title and interest to all Agreement-Related Created Intellectual Property. EDP agrees to do all things reasonably necessary to enable SDS to secure and perfect SDS’s rights in all Agreement-Related Created Intellectual Property, including, without limitation, executing specific assignments of title in all Agreement-Related Created Intellectual Property by EDP to SDS and cooperating with SDS at SDS’s expense to defend and enforce SDS’s rights in any such Agreement-Related Created Intellectual Property.

15. Notices. All notices , requests, consents, claims, demands, waivers, and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by (i) personal delivery, (ii) nationally recognized overnight courier, (iii) certified or registered mail (in each case, return receipt requested and postage prepaid), (iv) email, or (v) fax. Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the notice has complied with the requirements of this Section.

Notice to SDS:

Signing Day Sports, Inc.

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

Attention: Chief Executive Officer

Phone: (480) 220-6814

Email: danny.nelson@signingdaysports.com

With a copy (which shall not constitute notice) to:

Bevilacqua PLLC

Attn: Louis A. Bevilacqua, Esq.

1050 Connecticut Ave., N.W., Suite 500

Washington, DC 20036

Phone: (202) 869-0888 (ext. 100)

Fax: (202) 869-0889

Email: lou@bevilacquapllc.com

Notice to EDP:	SAJE Enterprises LLC DBA Elite Development Program Soccer 8 Cornwall Court, East Brunswick, NJ 08816 Attention: Andy Roderick, Director of Business Development Email: andy@edpsoccer.com

16. No Public Announcement. Except for the joint press release described in Section 2(c)(i) above, neither Party shall make any public announcement regarding this Agreement, its terms, or the fact that the Parties have entered into it, without the prior written consent of the other Party; provided, however, that SDS may describe the terms of this Agreement and file a copy of this Agreement with the U.S. Securities and Exchange Commission upon the advice of its counsel in connection with any public offering of its securities or as otherwise required under applicable federal securities laws.

17. Costs and Expenses. Each Party shall bear its own costs and expenses related to the negotiation, review, or consummation of this Agreement, including but not limited to fees and expenses of legal counsel and accountants used by that Party to negotiate, review, or consummate this Agreement.

18. Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Party under this Agreement), when and to the extent the failure or delay is caused by or results from acts beyond the impacted Party’s (“Impacted Party”) reasonable control (which events may include natural disasters, embargoes, explosions, riots, wars or acts of invasion or terrorism, requirements of law, national or regional emergency, strikes, labor stoppages or slowdowns or shortage of adequate power or transportation) (each, a “Force Majeure Event”). A Party shall give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. An affected Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized, and resume full performance under this Agreement.

19. Representations & Warranties.

(a) Each Party represents and warrants that as of the date it has executed this Agreement: (a) its undersigned representative has the authority to act on its behalf, execute this Agreement on its behalf, and legally bind it and all who may claim through it to the terms and conditions of this Agreement; (b) it has read this Agreement and had the opportunity to consult with legal counsel of its own choosing before executing it; (c) it understands the provisions of this Agreement; (d) it needs no authorization from any third-party to enter into this Agreement or to perform its obligations under this Agreement; and (e) it is not relying on any representation, by or on behalf of the other Party, not expressly set forth in this Agreement and that no such representation has been made to it by or on behalf of the other Party.

(b) EDP represents and warrants to SDS as follows regarding EDP athlete participation in EDP Events:

i)	EDP estimates that a total of approximately 150,000 athletes of all ages currently participate in EDP programs.

ii)	Roughly 54% of athlete participants are estimated to be at the age group suitable for recruiting activities and for use of the SDS platform. Therefore, a total of approximately 81,000 student athletes are suitable for activation on the SDS platform. Age group suitable is defined as athletes 14 years and older.

iii)	If 20% of the total participants in EDP programs who are at suitable recruiting age were activated on the SDS platform, then a total of 16,200 athlete participants would be activated with total revenue to SDS of $2,025,000 per year.

iv)	If 50% of total participants in EDP programs who are at a suitable recruiting age were activated on the SDS platform, then a total of 40,500 athlete participants would be activated with total revenue to SDS of $5,062,500 per year.

20. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to the conflicts of law provisions thereof.

21. Dispute Resolution.

(a) Unless otherwise provided in this Agreement, the Parties agree that the exclusive forum and venue for the resolution of any controversy or claim between them arising out of or relating to this Agreement or breach of this Agreement (a “Dispute”), shall be the state and federal courts whose jurisdictional territory includes Maricopa County, Arizona. Each Party consents to personal jurisdiction and venue in those courts for litigation of a Dispute, and each Party waives any forum non conveniens objection to litigating a Dispute in those courts.

(b) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO HAVE A TRIAL BY JURY FOR ANY LEGAL OR OTHER COURT PROCEEDING ADDRESSING A DISPUTE.

(c) In any legal action concerning a Dispute the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

(d) As a condition precedent to a Party’s ability to commence litigation for a Dispute, the Party shall first give written notice to the other Party of the Dispute, and, no later than twenty-one (21) days after such notice is delivered, a representative of each Party with authority to settle the Dispute for each Party shall confer in good faith in an effort to resolve the Dispute. The notice of the Dispute shall include a reasonable description of the basis of the Dispute. Only after the Parties have conferred, or made a good faith effort to confer, in accord with this Section 21 may a Party commence litigation for the Dispute.

22. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify, or the court may modify, this Agreement to give effect to the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

23. Amendments. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

24. Waiver. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

25. Assignment; Delegation; Successors and Assigns.

(a) Excepts as provided in Section 25(b) below, a Party shall not assign, transfer, delegate, or subcontract any of its rights or obligations under this Agreement without the prior written consent of the other Party, which the other Party may or may not give in its sole discretion. Any purported assignment, delegation, or subcontract in violation of this Section 25(a) shall be null and void.

(b) Notwithstanding the provisions of Section 25(a) above, Party may assign and delegate this Agreement to the surviving entity in the event of a merger of that Party into another entity, an acquisition of that Party by another entity, or an acquisition of all or substantially all of the assets of that Party by another entity, provided that no such assignment and delegation will become effective unless and until the such surviving or acquiring entity agrees in writing to be bound by all of the assigning/delegating Party’s obligations under this Agreement.

(c) Except as provided in Section 25(a) above, this Agreement shall be binding on and inure to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

26. No Third-Party Beneficiaries. With the exception of EDP Indemnitees and the SDS Indemnitees, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

27. Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter. The terms of this Agreement prevail over any terms or conditions contained in any other documentation related to the subject matter of this Agreement.

28. Interpretation. The section and sub-section headings in this Agreement have been inserted for convenience only and shall be disregarded in construing or interpreting this Agreement. Each and every provision of this Agreement shall be construed as though the Parties participated equally in the drafting of same, and any rule of construction that a document be construed against the drafting party, including without limitation the doctrine commonly known as contra proferentem, shall not be applicable to this Agreement.

29. Survival. Subject to the limitations and other provisions of this Agreement, Sections 5(d) (keeping books and examination and audit rights), 7 (Non-Solicitation of A Party’s Employees), 9 (Confidential Information), 10 (Limitations of Liability), 11 (Indemnification), 12(c) (Party’s assumption of responsibility for action of its own personnel), 13 (Warranty Disclaimers), 14 (Intellectual Property Created In Connection with this Agreement), 20 (Choice of Law), 21 (Dispute Resolution), 22 (Severability), 23 (Amendments), 24 (Waiver), 25 (Assignment; Delegation; Successors and Assigns), 26 (No Third-Party Beneficiaries), and 28 (Interpretation) of this Agreement any other provision that, in order to give proper effect to its intent, should survive such expiration or termination of this Agreement, shall survive the expiration or earlier termination of this Agreement.

30. Counterparts. This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that signatures by PDF or other electronic signatures (e.g., those via DocuSign) to this Agreement are authentic and have the same force and effect as original, manual signatures.

[The remainder of this page is purposefully blank; the execution page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

SIGNING DAY SPORTS, INC.		SAJE ENTERPRISES LLC (DBA ELITE DEVELOPMENT PROGRAM SOCCER)

By:	/s/ Daniel Nelson	By:	/s/ Andy Roderick
Name:	Daniel Nelson	Name:	Andy Roderick
Title:	Chief Executive Officer	Title:	Director of Business Development
Date signed:		Date signed: